NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the the following security issued by TXF
Funds, Inc. (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

TXF Funds, Inc. Common Stock (TXF Large Companies ETF)
(suspended: 9/27/2010) symbol: TXF

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the issuer has determined to liquidate the security listed above.
Accordingly,trading in the issue was suspended before the opening on the date specified above.